Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Rubrik, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.000025 per share, Rubrik, Inc. 2024 Equity Incentive Plan	457(h)	75,737,024 (2)(3)	$32.00 (4)	$2,423,584,780.80	0.0001476	$357,721.11

Equity	Class A common stock, par value $0.000025 per share, Rubrik, Inc. 2024 Employee Stock Purchase Plan	457(h)	4,607,303 (5)	$27.20 (6)	$125,318,634.53	0.0001476	$18,497.03

Equity	Class A common stock, par value $0.000025 per share, Rubrik, Inc. Amended and Restated 2014 Stock Option and Grant Plan	457(h)	10,689,142 (7)	$25.54 (8)	$273,000,686.68	0.0001476	$40,294.90

Total Offering Amounts					$2,821,904,102.01		$416,513.05

Total Fee Offsets							—

Net Fee Due							$416,513.05

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of common stock.

(2)

Represents (i) shares of Class A common stock reserved for future issuance pursuant to stock options, restricted stock units (“RSUs”), and other awards under the Registrant’s 2024 Equity Incentive Plan (the “2024 Plan”) and (ii) additional shares of Class A common stock that will become available for future issuance pursuant to equity awards under the 2024 Plan to the extent that RSUs outstanding under the Registrant’s Amended and Restated 2014 Stock Option and Grant Plan (the “2014 Plan”) immediately prior to the filing of this Registration Statement expire, terminate prior to settlement, are not issued because the award is settled in cash, are forfeited because of the failure to vest, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation. See footnote 7.

(3)

The number of shares reserved for issuance under the 2024 Plan will automatically increase on February 1 of each fiscal year for a period of ten years, commencing on February 1, 2025 and ending on (and including) February 1, 2034, in an amount equal to 5% of the total number of shares of common stock outstanding on January 31 of the preceding fiscal year; provided, however that the Registrant’s board of directors may act prior to February 1 of a given fiscal year to provide that the increase for such year will be a lesser number of shares of Class A common stock.

(4)

Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $32.00 per share of Class A common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-278434), declared effective on April 24, 2024.

(5)

Represents shares of Class A common stock reserved for future issuance under the Registrant’s 2024 Employee Stock Purchase Plan (the “ESPP”). The number of shares reserved for issuance under the ESPP will automatically increase on February 1 of each year for a period of ten years, commencing on February 1, 2025 and ending on (and including) February 1, 2034, in an amount equal to the lesser of (i) 1% of the total number of shares of common stock outstanding on January 31 of the preceding fiscal year, and (ii) 9,214,605 shares of Class A common stock. Notwithstanding the foregoing, the Registrant’s board of directors may act prior to the first day of any fiscal year to provide that there will be no February 1 increase in the share reserve for such fiscal year or that the increase in the share reserve for such fiscal year will be a lesser number of shares of Class A common stock than would otherwise occur pursuant to the preceding sentence.

(6)

Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per unit is based upon $27.20, which is the initial public offering price per share of Class A common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-278434), declared effective on April 24, 2024, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

(7)

Represents shares of Class A common stock issuable pursuant to stock options outstanding under the 2014 Plan immediately prior to the filing of this Registration Statement. The 2014 Plan has been terminated, and no further equity awards will be made pursuant to the 2014 Plan. The shares of Class A common stock reserved for issuance pursuant to such stock options will become available for issuance under the 2024 Plan to the extent any such shares (i) are not issued because such stock option or any portion thereof expires or otherwise terminates without all of the shares covered by such stock option having been issued, (ii) are not issued because such stock option or any portion thereof is settled in cash, (iii) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares, (iv) are withheld or reacquired to satisfy the exercise, strike, or purchase price, or (v) are withheld or reacquired to satisfy a tax withholding obligation. See footnote 3 above.

(8)

Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per unit is based upon $25.54 per share, which is the weighted-average exercise price of the stock options outstanding under the 2014 Plan.